Exhibit 99.1

Anika Therapeutics Appoints Orthopedics Veteran John C. Moran to Board Of Directors

WOBURN, Mass., Dec. 14 /PRNewswire-FirstCall/ — Anika Therapeutics, Inc. (Nasdaq: ANIK) today announced that it has appointed John C. Moran as a new independent director on the Company’s Board of Directors. Mr. Moran succeeds Dr. Harvey Sadow, who has retired from the board.

“John Moran’s 25 years of executive management experience in the orthopedics and spinal implant industries will be a valuable asset to Anika’s board as well as a strategic asset to the Company,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “We welcome John to the board and look forward to benefiting from his participation going forward.”

“I also want to acknowledge Dr. Harvey Sadow’s contributions to Anika since he joined the board in 1995,” said Sherwood. “Harvey’s guidance has been invaluable, and we are a stronger enterprise because of his efforts. We wish him well on his retirement.”

Mr. Moran formerly served as the first president of Synthes Spine, a division of Synthes (USA), the leading skeletal fixation company in the world. Synthes Spine designs, manufactures and distributes implants and instruments for spinal disorders. During Mr. Moran’s six-year tenure as president of Synthes Spine, sales grew from less than $1 million to more than $60 million annually. Since leaving Synthes in 1997, Mr. Moran has been a private investor in a number of companies, mostly in the medical device field.

Mr. Moran is a graduate of the University of Notre Dame, and holds a master’s degree in business administration from Harvard Business School. He currently serves on the boards of PowerMedical Interventions, Inc., Christini Technologies, Paradigm Spine, LLC and Ranier Technologies.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (http://www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek, and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc. Anika manufactures AmviscTM and Amvisc PlusTM, HA viscoelastic products for ophthalmic surgery. It also produces STAARVISCTM-II, which is distributed by STAAR Surgical company and ShellgelTM for Cytosol Ophthalmics, Inc.

Contacts:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO
Kevin W. Quinlan, CFO
(781) 932-6616